The 166,912 shares of common stock shown in Column 2 of Table I includes:

1) 117,458 shares of common stock.

2) A performance-based restricted stock unit award of 16,125 shares granted on October 14, 2015, with a performance period ending August 31, 2018. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.

3) A performance-based restricted stock unit award of 7,920 shares granted on October 20, 2016, with a performance period ending August 31, 2019. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.

4) A performance-based restricted stock unit award of 5,740 shares granted on October 19, 2017, with a performance period ending August 31, 2020. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.

6) A performance-based restricted stock unit award of 4,305 shares granted on November 20, 2017, with a performance period ending August 31, 2020. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.

7) A time-based restricted stock unit award of 2,120 shares granted October 14, 2015, which will vest on October 14, 2018.

8) A time-based restricted stock unit award of 7,504 shares granted on October 19, 2016, of which 3,216 units will vest on October 19, 2018 and 4,288 units will vest on October 19, 2019.

9) A time-based restricted stock unit award of 5,740 shares granted on October 19, 2017, of which 1,722 units will vest on October 19, 2018, 1,722 units will vest on October 19, 2019 and 2,296 units will vest on October 19, 2020.